UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary proxy statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Trade Street Residential, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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As previously disclosed by Trade Street Residential, Inc. (the “Company”), on December 5, 2013, the Company, through its operating partnership, Trade Street Operating Partnership, LP (the “Operating Partnership”), entered into a purchase and sale agreement (the “Purchase Agreement”) to purchase The Aventine, a 346-unit apartment community located in Greenville, South Carolina (the “Property”). The Purchase Agreement was entered into with an unrelated third party, The Aventine Greenville, LLC, a Delaware limited liability company that owns the Property. The purchase price is approximately $41.9 million, which the Company intends to fund with a portion of the net proceeds of the Company’s previously disclosed rights offering and the related private placement of shares of the common stock to certain investment entities managed or advised by Senator Investment Group LP (together, the “Rights Offering Transaction”).

The acquisition of the Property is expected to close in the first quarter of 2014, and is subject to customary closing conditions. The Purchase Agreement provides for an inspection period, prior to which the Company may terminate the Purchase Agreement for any reason without penalty on or prior to December 26, 2013. The Company can offer no assurances that this acquisition will close on the terms described herein, or at all.

Set forth below is the intended use of proceeds from the proposed Rights Offering Transaction, which reflects the intended use of proceeds assuming the closing of the acquisition of the Property, and assuming that the acquisition of the Property is not consummated:

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of shares of our common stock offered in the Rights Offering Transaction, after deducting estimated offering expenses of $2.5 million payable by us, will be approximately $147.5 million. We will contribute the net proceeds of the Rights Offering Transaction to our Operating Partnership in exchange for common units of our Operating Partnership.

We intend to use the net proceeds of the Rights Offering Transaction as follows:

•	assuming the Purchase Agreement is not terminated as described above and the acquisition of the Property is consummated, approximately $99.2 million to fund the cash portions of the purchase prices of our pending acquisitions as follows:

Property	Purchase Price	Anticipated Financing		Offering Proceeds to be Used	Expected Date of Acquisition
The Aventine Greenville	$41,866,000	—		$41,866,000	First quarter of 2014
The Avenues of Craig Ranch	$42,375,000	$21,187,500	(1)	$21,187,500	First quarter of 2014
Miller Creek	$43,750,000	$26,250,000	(2)	$17,500,000	First quarter of 2014
Estates of Wake Forest	$37,250,000	$18,625,000	(3)	$18,625,000	First quarter of 2014

Total	$165,241,000	$66,062,500		$99,178,500

(1)	We have agreed to terms for a new mortgage secured by Craig Ranch in the amount of $21.2 million with a lender with which we have an extensive track record. There can be no assurance that we will enter into a definitive loan agreement with such lender.
(2)	In connection with this acquisition, we have obtained a commitment for a new mortgage loan secured by Miller Creek in the amount of $26.3 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
(3)	We have agreed to terms for a new mortgage secured by Wake Forest in the amount of $18.6 million with a lender with which we have an extensive track record. There can be no assurance that we will enter into a definitive loan agreement with such lender.

•	assuming the Purchase Agreement is terminated as described above the or the acquisition of the Property is otherwise not consummated, approximately $97.1 million to fund the cash portions of the purchase prices of our pending acquisitions as follows:

Property	Purchase Price	Anticipated Financing		Offering Proceeds to be Used	Expected Date of Acquisition
The Avenues of Craig Ranch	42,375,000	$—		$42,375,000	First quarter of 2014
Miller Creek	43,750,000	$26,250,000	(1)	$17,500,000	First quarter of 2014
Estates of Wake Forest	$37,250,000	$—		$37,250,000	First quarter of 2014

Total	$123,375,000	$26,250,000	(1)	$97,125,000

(1)	In connection with this acquisition, we have obtained a commitment for a new mortgage loan secured by Miller Creek in the amount of $26.3 million.

•	approximately $10.2 million to pay down, in part, certain indebtedness secured by the Estates at Millenia property and to pay fees associated therewith, which indebtedness was incurred to fund the acquisition of the property secured by such indebtedness. The indebtedness is scheduled to mature on June 3, 2014 and bears interest at a floating rate per annum of one-month LIBOR plus 4.75%, with a floor of 5.75%, which interest rate was 5.75% per annum as of September 30, 2013;

•	approximately $6.4 million to pay down, in full, the interim loan and fees associated therewith, which was incurred to fund the acquisition of the Fountains Southend property. The interim loan of $30.0 million bears interest at a floating rate equal to one-month LIBOR plus 4.75%, with a floor of 5.75% per annum. We have also entered into a new mortgage note payable secured by the Fountains Southend property. We intend to pay off the interim loan in full upon the closing of the Rights Offering Transaction with the proceeds of the new mortgage loan and $6.3 million in cash from the net proceeds of the Rights Offering Transaction;

•	approximately $14.8 million to pay down, in full, indebtedness secured by the Park at Fox Trails property and to pay fees associated therewith, which was incurred to fund the acquisition of the property secured by such indebtedness. The indebtedness is scheduled to mature on January 1, 2019 and bears interest at a floating rate per annum of one-month LIBOR plus 2.95%, with a floor of 2.92% and a maximum rate of 7.41% per annum which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The interest rate was 3.12% per annum as of September 30, 2013;

•	approximately $5.5 million to pay down, in full, indebtedness secured by the Mercé property and to pay fees associated therewith, which was incurred to fund the acquisition of the property secured by such indebtedness. The indebtedness is scheduled to mature on November 1, 2018 and bears interest at a floating rate per annum of one-month LIBOR plus 2.95%, with a floor of 2.92% and a maximum rate of 7.41% per annum which rate shall never be more than one percentage point higher or lower than the rate in effect in the immediately preceding month. The interest rate was 3.13% per annum as of September 30, 2013;

•	approximately $5.3 million to pay down, in full, indebtedness secured by the Post Oak property and to pay fees associated therewith;

•	approximately $4.2 million to pay down, in full, indebtedness secured by the Estates of Maitland property and to pay fees associated therewith, which was incurred to fund the acquisition of the property secured by such indebtedness. The loan has a term of one year and provides a variable rate of prime rate plus 3.50% and requires monthly payments of interest only for the term of the loan. As of September 30, 2013, the interest rate was 6.75%; and

•	the remainder of the net proceeds, if any, to be used for general corporate and working capital purposes, which may include future acquisitions, the repayment of indebtedness and the funding of capital improvements at our apartment communities.

Additional Information About the Rights Offering Transaction and Where to Find It

This communication is being made in respect of the proposed Rights Offering Transaction. In connection with the proposed Rights Offering Transaction, Trade Street Residential, Inc. has filed a definitive proxy statement with the SEC. Before making any voting decision, stockholders are urged to read the definitive proxy statement carefully and in its entirety because it contains important information about the proposed transaction.

The definitive proxy statement has been mailed to Trade Street Residential, Inc.’s stockholders. In addition, the definitive proxy statement and other documents are available free of charge at the SEC’s Internet Web site, www.sec.gov. The definitive proxy statement and other pertinent documents also may be obtained for free at Trade Street Residential, Inc.’s website at http://www.tradestreetresidential.com or by writing to Trade Street Residential, Inc., 19950 W. Country Club Drive, Suite 800, Aventura, Florida 33180, Attention: Investor Relations. The contents of the website are not incorporated by reference into this filing.

Trade Street Residential, Inc. and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the Rights Offering Transaction. Information regarding Trade Street Residential, Inc.’s directors and executive officers is detailed in the definitive proxy statement relating to the Rights Offering Transaction

IMPORTANT ADDITIONAL INFORMATION

Certain statements included in filing are forward-looking statements within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements above include, but are not limited to, matters identified as expectations and matters with respect to the future acquisition of the Property and the closing of the Rights Offering Transaction. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect the Company’s future results, review the Company’s filings with the Securities and Exchange Commission.

A registration statement relating to the Company’s contemplated rights offering has not yet become effective and no securities may be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This filing does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, and there shall not be any offer, solicitation or sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.